Exhibit 10.6
KEITHLEY INSTRUMENTS, INC.
SUPPLEMENTAL DEFERRAL PLAN
Amended and Restated January 1, 2008

i

KEITHLEY INSTRUMENTS, INC.

SUPPLEMENTAL DEFERRAL PLAN

(Amended and Restated January 1, 2008)
THIS AMENDED AND RESTATED KEITHLEY INSTRUMENTS, INC. SUPPLEMENTAL DEFERRAL PLAN (the “Plan”) was originally established effective September 1, 1999, by Keithley Instruments, Inc., a corporation with principal offices and place of business in the State of Ohio, hereinafter referred to as the “Corporation.” The Corporation now amends and restates this Plan, effective January 1, 2008.
WITNESSETH:
WHEREAS, the Corporation currently maintains an unfunded deferred compensation plan primarily for the purpose of providing additional deferred compensation benefits for a select group of management or highly compensated employees; and
WHEREAS, the Corporation intends that the Plan at all times shall be administered and interpreted in such a manner as to qualify for the limited exemption available under section 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) from selected provisions of ERISA Title I; and
WHEREAS, the Corporation desires to amend and restate the Plan to comply with the relevant requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations thereunder;
WHEREAS, any amounts deferred in the calendar years beginning on or after January 1, 2005 under this Plan, and any earning thereon shall be governed by the terms and conditions of this amended and restated Plan; and
NOW, THEREFORE, in consideration of the premises, the Corporation hereby amends and restates, and republishes the Keithley Instruments, Inc. Supplemental Deferral Plan as amended and restated effective January 1, 2008:
DEFINITIONS:
Account. A bookkeeping account established by the Corporation in the name of a Participant and kept as part of the Corporation’s regular books and records that indicates such Participant’s interest in the Plan. Each individual participating in the Plan as a Participant shall have an Account established and maintained in his or her name, and the Corporation (or its designee) shall credit or charge to such Account (i) any and all amounts deferred hereunder by or on behalf of such Participant, (ii) any and all amounts credited by the Corporation pursuant to Paragraph 1.03 hereof, (iii) any interest or dividends credited thereto in accordance with this Plan and (iv) any investment earnings or gains credited, or losses charged, thereto in accordance with Article Four of this Plan, (v) any distributions directly or indirectly charged to such Participant or his or her beneficiaries hereunder (including direct transfers, and tax withholdings and remittances); and (vi) any Plan and Plan-related costs or expenses charged thereto. The existence of such Account shall not create, and shall not be deemed to create, a trust of any kind, or a fiduciary relationship between the Corporation and the Participant, his or her designated beneficiary, or other beneficiaries under the Plan.

Affiliate. Any corporation, partnership, limited liability company, joint venture, association, or similar organization or entity, which is a member of a controlled group of corporations that includes, or which is an entity which is under common control with, the Corporation. For purposes of determining the presence of a “controlled group of corporations, or “common control,” the standards set forth in Section 414(b) and 414(c) of the Code and related regulations, as interpreted and applied by the Corporation acting in its sole discretion, shall apply.
Calendar Year. January 1 to December 31.
Compensation. As applicable, the total salary, bonuses and commissions, or director’s and meeting fees, paid or due to be paid by the Corporation to a Participant in a Calendar Year, including any amount deferred pursuant to Article One hereof.
Corporation. Keithley Instruments, Inc. is an Ohio corporation. The Corporation shall act through its board of directors (the “Board”), which may delegate some or all of its rights, duties and responsibilities to one (1) or more committees of the Board, and/or to one (1) or more officers of the Corporation; provided, that any such delegation by the Board shall be in writing.
Early Retirement Date. The date the Participant attains 55 years of age.
Effective Date. July 1, 1999. The effective date of this amendment and restatement, however, is January 1, 2008.
Election to Defer. A written notice filed by the Participant with the Corporation in substantially the form attached hereto as Exhibit A, specifying the amount (if any) of Compensation to be deferred.
Eligible Individual. Any individual employed by the Corporation or an Affiliate (or both) who satisfies the Minimum Eligible Compensation Level and has been selected by the President of the Corporation (acting in his sole discretion) to participate herein. Such term shall include any individual who provides personal services as a non-employee director of the Corporation without regard to the Minimum Eligible Compensation Level. Any individual who qualifies as an Eligible Individual shall be entitled to participate herein in accordance with the provisions of Paragraph 1.01 hereof.
ERISA. The Employee Retirement Income Security Act of 1974, as amended and then in effect.

Minimum Eligible Compensation Level. For the Plan Year starting January 1, 2008, Compensation of at least $120,000 as determined for the preceding Calendar Year.
Normal Retirement Date. The date a Participant attains 65 years of age.
Participant. An Eligible Individual who participates in the Plan, for as long as such Individual maintains an interest in the Plan.
Participant Annual Deferral. The portion of a Participant’s Compensation that he or she elects to defer for a Calendar Year.
Plan. This Plan, together with any and all amendments or supplements thereto.
Plan Administrator. The Corporation, acting by and through the Board or its designee(s).
Plan Year. The Calendar Year.
Separation from Service. Termination of employment with the Corporation and all Affiliates (whether by death, disability, retirement, or otherwise) which ends or substantially reduces the personal services that a Participant performs (or is expected to perform) for the Corporation and all Affiliates. Except in the case of a Participant on a bona fide leave of absence as provided below, a Participant is deemed to have incurred a Separation from Service if the level of services to be performed by the Participant after a date certain is reasonably expected to be reduced to twenty percent (20%) or less of the average services rendered by the Participant during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding period during which such Participant was on a bona fide leave of absence.
A Participant absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (a) the six month anniversary of the commencement of the leave, or (b) the expiration of the Participant’s right, if any, to reemployment under statute or contract. Notwithstanding the foregoing, a Participant who is absent from work due to a physical or mental impairment that is expect to result in death or last for a continuous period of at least six months and that prevents the Participant from performing the duties of his or her position of employment or a similar position shall be deemed to have incurred a Separation from Service on the first date immediately following the 29-month anniversary of the commencement of the leave.
Specified Employee. A Participant who, as of the date of his or her Separation from Service, is a “key employee” of the Corporation or any Affiliate, so long as the Corporation’s stock (or the stock of any Affiliate) is publicly traded on an established securities market or otherwise. A Participant is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the 12-month period ending on a given “specified employee identification date.” Such key employee shall be treated as a key employee for the entire 12-month period beginning on the “specified employee effective date.” For purposes of this paragraph the “specified employee identification date” shall mean December 31. The “specified employee effective date” shall mean the first day of the fourth month following the “specified employee identification date,” or such earlier date as is selected by the Corporation.

For purposes of determining whether a Participant is a Specified Employee, the compensation of the Participant shall be determined in accordance with the definition of compensation provided under Treasury Regulation Section 1.415(c)-2(a) (i.e., wages within the meaning of Code Section 3401(a) for purposes of income tax withholding at the source, plus amounts excludible from gross income under Code Section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed). Notwithstanding the foregoing, if a different definition of compensation has been designated by the Corporation with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition as provided under Treasury Regulation Section 1.415(c)-2(a), unless the Corporation elects (by applicable corporate action) to use a different definition of compensation with respect to all nonqualified deferred compensation plan maintained by the Company.
ARTICLE ONE
1.01 Eligibility. (a) Any individual who is an Eligible Individual may become a Participant in the Plan as of the first day of the Plan Year next following the date such individual becomes an Eligible Individual. As a condition of participation, each Eligible Individual shall be required to execute a participation agreement in the form annexed hereto as Exhibit B. (b) Once an Eligible Individual becomes a Participant, he or she shall remain a Participant until death, or if earlier, until his or her Account is fully distributed; however, an individual shall only be an active Participant while an Eligible Individual. (c) In the case of any Eligible Individual who first becomes a Participant after the Effective Date, the Plan Administrator shall specify the date as of which such Individual commences participation hereunder.
1.02 Deferral Election. Commencing on the Effective Date, and continuing through the date on which an Eligible Individual ceases to qualify as an Eligible Individual, an Eligible Individual shall be entitled to elect to defer, and have credited to his or her Account, up to 100% of his or her Compensation. Any amounts not paid to an Eligible Individual because it has been deferred shall be credited to such Individual’s Account within thirty (30) days of the date such amounts otherwise would have been paid to such Individual.
1.03 Crediting Corporate Amounts. From time to time, the Corporation may credit each Participant’s Account, in amounts and using such methods, allocation criteria and standards as the Corporation shall determine in its sole discretion. Any amounts so credited shall be credited to each Participant’s Account within thirty (30) days following the date such amounts are declared.
ARTICLE TWO
2.01 Responsibility for Administration of the Plan. (a) The Plan Administrator shall be responsible for the management, operation and administration of the Plan. The Plan Administrator may employ others to render advice with regard to its responsibilities under this Plan. It may also allocate its responsibilities to others and may exercise any other powers necessary for the discharge of its duties. (b) The primary responsibility of the Plan Administrator is to administer the Plan for the benefit of the Participants and their beneficiaries, subject to the specific terms of the Plan. The Plan Administrator shall administer the Plan in accordance with its terms and shall have the power to determine all questions arising in connection with its administration, interpretation and application. Any such determination shall be conclusive and binding upon all persons. The Plan Administrator shall have all powers necessary or appropriate to accomplish its duties.

2.02 Information from Corporation. The Corporation and each Affiliate shall provide to the Plan Administrator, on an accurate and timely basis, the information needed to properly administer the Plan. The Plan Administrator may rely upon the correctness of all such information as is so supplied and shall have no duty or responsibility to verify such information. The Plan Administrator shall also be entitled to rely conclusively upon all tables, valuations, certifications, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Plan Administrator with respect to the Plan.
2.03 Investment. The Corporation shall determine, in its sole discretion, whether to dedicate or encumber corporate assets, or engage in investment activities, to place the Corporation in a position to discharge and otherwise satisfy its liabilities under the Plan. Notwithstanding the preceding sentence to the contrary, each Participant with an interest in the Plan acknowledges, consents and agrees that his or her rights under the Plan are defined by, and limited to, such Participant’s Account, and that he or she has no right, title or interest to, or any interest in or claim to (whether at law or in equity) any investments made or funds established by the Corporation to facilitate the discharge of the Company’s Plan liabilities.
ARTICLE THREE
3.01 Vesting of Plan Interests. Regardless of the circumstances under which a Participant’s relationship with the Corporation terminates, that portion of the Participant’s Account attributable to deferrals made pursuant to Paragraph 1.02, including any investment gains or losses on such Deferrals, shall be one hundred percent (100%) vested. Contributions by the Corporation credited to said Participant’s Account (whether pursuant to Paragraph 1.03, or otherwise), including any investment gains or losses on such contributions, will vest in accordance with the following schedule:

Completed Years Of Plan Participation	Vested Percentage
Less than 1	0%
1 but less than 2	33%
2 but less than 3	67%
3 or more	100%
provided, that if a Participant’s relationship with the Corporation and all Affiliates terminates prior to the completion of three (3) Completed Years of Plan Participation, such Participant shall forfeit the forfeitable portion of his or her Account; and provided, further, that if a Participant’s relationship with the Corporation and all Affiliates terminates or is terminated “for cause,” no benefits of any kind will be payable under the terms of this Plan, other than such Participant’s interest in deferrals made pursuant to Paragraph 1.02 hereof.

3.02 Vesting Upon Change in Control. Immediately upon any Change in Control (as defined below), notwithstanding any other contrary provisions herein (including, without limitation, Paragraph 3.01 hereof), each Participant’s interest in all amounts credited to his Account under this Plan shall fully and immediately vest and become nonforfeitable, and all forfeiture provisions otherwise imposed hereunder (including those set forth in Paragraph 3.01 hereof) shall be null, void and unenforceable and have no further force or effect.
For purposes of this paragraph, a Change in Control shall be deemed to have occurred if and when: (a) any tender offer is made and consummated for the ownership of twenty-five percent (25%) or more of the outstanding voting securities of the Corporation; (b) the Corporation is merged or consolidated with another entity and, as a result of such merger, reorganization or consolidation, less than seventy-five (75%) of the outstanding voting interests of the surviving or resulting entity is owned in the aggregate by the Corporation, or by the former shareholders of the Corporation, as determined immediately prior to such merger, reorganization or consolidation; (c) the Corporation sells substantially all of its assets to another entity (including one or more Affiliated Companies, as defined below if applicable) which is not at least eighty percent (80%) owned by the Corporation; or (iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934 (the “Exchange Act”), acquires, other than by reason of inheritance, twenty-five percent (25%) or more of the outstanding voting securities of the Corporation (whether directly, indirectly, beneficially or of record). In making any such determination, transfers made by a person to an affiliate of such person (as determined by the Board prior to such transfer), whether by gift, devise or otherwise, shall not be taken into account. For purposes of this Plan, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) as in effect on the date hereof pursuant to the Exchange Act.
For purposes of this paragraph, “Affiliated Company” or “Affiliated Companies” means the Corporation, any and all corporations, limited and/or general partnerships, limited liability companies, business trusts, or other trades or businesses, in which the Corporation holds a direct or indirect ownership interest, or a profits or beneficial interest, in excess of fifty percent (50%).
ARTICLE FOUR
4.01 Earnings or Losses on Deferred Amounts. The Corporation hereby agrees that it will credit the Participant’s Retirement Account in an amount equal to the investment earnings or losses attributable to such Participant’s Retirement Account. For this purpose, contributions to the Retirement Account as defined in Paragraphs 1.02 and 1.03 above shall be assumed to have been invested in the fund or funds selected by the Participant on or about the day the monies would otherwise have been payable were it not for the election to defer. Commencing with the first calendar quarter that follows the Participant’s commencement of participation in the Plan and continuing thereafter for each subsequent calendar quarter in which the Participant participates in the Plan, no later than the next to last business day of the calendar quarter the Participant may (but is not required to) elect, by submitting a new Allocation Election Change Form to the Plan Administrator, to add or delete one or more Investment Option(s) to be used to determine the additional amounts to he credited to his or her Account Balance. If an election is made in accordance with the previous sentence, it shall apply to the next calendar quarter and continue thereafter for each subsequent calendar quarter in which a Participant participates in the Plan, unless changed in accordance with the previous sentence.

ARTICLE FIVE
5.01 Election to Defer Compensation. The Participant may defer all or a portion of his or her Compensation by filing an Election of Deferral. An Election of Deferral must be filed no later than December 31 of the year prior to the Calendar Year in which it pertains and shall be effective on the first day of such Calendar Year; however, for the Plan Year in which an Eligible Individual first becomes eligible to participate in the Plan, such election must be made within thirty (30) days of the date such Individual first becomes eligible and in any event before the effective date of participation, and only Compensation earned after the date of election shall be taken into account. Each Election of Deferral shall be effective only in the Calendar Year to which the Election of Deferral applies. Any subsequent Election of Deferral, to be effective must be filed no later than December 31 of the year prior to the Calendar Year in which deferral is sought.
5.02 Transfer, Consolidation of Corporate Interests. A Participant with a vested interest in one (1) or more other unfunded, elective deferred compensation plans maintained by the Corporation (including, without limitation, interests held under the Keithley Instruments, Inc. Deferred Compensation Plan (as amended)) may effect a transfer of interests between such plans and this Plan by accepting an interest in the Plan in lieu of some or all of the interest(s) then held under such other deferred compensation plan. To do so, however, such Participant and the Corporation must agree to compromise and extinguish outright such Participant’s interest under such other Plan, in full accord and satisfaction of such other plan interest, and in addition consent and agree to each of the following terms and conditions: (a) extinguishment of the interest held under the other Keithley maintained plan shall be a condition precedent to the creation of the indicated Plan interest; (b) a Plan interest created as a result of this paragraph shall only be created (and other plan interests are only extinguished) as of the last day of a calendar month selected by the Participant, based on the interests then held under such other plan; (c) both the Participant and the Corporation must consent and agree to such transfer of interest; (d) the extinguishment of such other deferred compensation plan interests must not be prohibited under the terms of such other plan(s); (e) any such transfer of interest must not materially accelerate the date such other plan interest(s) otherwise would be paid to (or in respect of) the Participant; and (f) any such transfer of interest must not have the effect of accelerating the interest held under such other plan(s) for federal tax purposes (including, without limitation, the economic benefit and constructive receipt income tax doctrines).
5.03 Petition to Cease Deferrals Mid-Year. In the event a Participant incurs an unforeseeable emergency as defined in Paragraph 10.03, the Participant may petition the Plan Administrator to allow for a cessation of the monies being deferred hereunder during the Calendar Year. It shall be at the sole discretion of the Plan Administrator, after considering the circumstances of each such case, to either grant or reject such a request and, if granted, the Participant shall be prohibited from making deferrals under Paragraph 1.02 for the remainder of the Calendar Year in question and for the next succeeding Calendar Year.

ARTICLE SIX
6.01 Retirement and Termination Benefit. Following the date the Participant Separates from Service with the Corporation and all Affiliates, or if later, attains his or her Normal Retirement Date or Early Retirement Date, the Corporation shall thereafter pay to the Participant, his or her Account. A Participant’s Account shall be payable in substantially equal annual installments for the period of time selected by the Participant in Exhibit A (Election Deferral Form) attached hereto. The amount of each annual installment shall be determined at the sole discretion of the Plan Administrator based on the value of the Participant’s Account at the date payment is due, based on the interest rates prevailing at that time. Such payments shall commence on or about the first day of the first month following the Participant’s Separation from Service or retirement date (as applicable).
In the event the Participant is a Specified Employee (as previously defined herein) such payment shall not begin before the date that is six (6) months after the date that the Participant experiences a Separation from Service (other than due to the Participant’s death or Disability). In the event a Participant who is a Specified Employee has elected to receive benefits under this Plan in annual installment payments, such installments that would normally be paid during the six (6) months following the date that the Participant experiences a Separation from Service, shall be accumulated and paid no earlier than the first day of the seventh (7th) month following the date of Participant’s Separation from Service.
6.02 Accelerated Payments. The Plan Administrator shall make payment of all or a part of the Participant’s Account balance, in accordance with Paragraph 3.02, before any payments would otherwise be due, in each of the following circumstances (subject to the indicated conditions and restrictions): (a) if the Plan fails to meet the requirements of Code Section 409A and the Treasury Regulations thereunder (but limited to the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and the Treasury Regulations thereunder); or (b) to the extent such Plan interest is awarded or otherwise becomes payable to a former spouse of a Participant, under the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)); or (c) if there occurs a Change in Control (as defined under Paragraph 3.02 hereof) that also qualifies as a Change in Control within the meaning of Treasury Regulation Section 1.409A-2(i)(5)(i)-(vii) and as described in this Section 6.02.
For purposes of this Paragraph 6.02, a Change in Control under Treasury Regulation Sections 1.409A-2(i)(5)(i)-(vii) occurs if (a) a change in ownership occurs whereby a person, or a group of persons acting together, acquires more than fifty percent (50%) of the stock of the Corporation, measured by voting power or value; (b) a change in effective control occurs if, over a twelve (12) month period: (i) a person or group acquires stock representing thirty percent (30%) of the voting power of the Corporation; (ii) a majority of the members of the Board of Directors of the parent corporation is replaced by directors not endorsed by the persons who were members of the Board before the new directors’ appointment; or (iii) a Change in Control based on the sale of assets occurs if a person or group acquires forty percent (40%) or more of the gross fair market value of the assets of the Corporation over a twelve (12) month period. The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.
In the event the Participant is a Specified Employee (as previously defined herein) any payment otherwise permitted or required by this Paragraph 6.02 shall not begin before the date that is six (6) months after the date of the Change in Control. In the event a Participant who is a Specified Employee has elected to receive benefits under this Plan in annual installment payments, such installments that would normally be paid during the six (6) months following the Change in Control, shall be accumulated and paid no earlier than the first day of the seventh (7th) month following the date of the Change in Control.

ARTICLE SEVEN
7.01 Disability Benefit. The Participant shall be entitled to receive payments hereunder following such Participant’s Separation from Service date but prior to his or her Normal Retirement Date or Early Retirement Date (as applicable), if it is determined by a duly licensed physician selected by the Corporation that, because of ill health, accident, or disability, the Participant was no longer able to properly and satisfactorily perform his or her regular duties for the Corporation. If the Participant’s relationship with the Corporation terminated pursuant to this paragraph, the benefit payable hereunder shall be the vested value of the Participant’s Account on the date of the physician’s disability determination. The Disability Benefit payable under this Article shall be payable in equal annual installments for the period of time selected by the Participant in Exhibit A (Election Deferral Form) attached hereto, with the first payment due on or about the first day of the third month following the determination of disability.
ARTICLE EIGHT
8.01 Death Benefit Prior to Commencement of Benefits. In the event of the Participant’s death prior to commencement of benefit payments, the Corporation shall distribute such Participant’s Account as soon as practicable, however, no later than ninety (90) days following the date of such Participant’s death. The benefit payable under this Article shall be distributed to the Participant’s beneficiary in a lump sum payment (less any applicable withholding) and will be paid according to the last beneficiary designation received by the Corporation from the Participant prior to his or her death. If no such designation has been received by the Corporation, such payment shall be made to the Participant‘s surviving legal spouse. If the Participant is not survived by a legal spouse, or if such spouse shall fail to so appoint, the said payment shall be made to the then living children of the Participant, if any, in equal shares. If there are no surviving children, the payment will be made to the estate of the later to die of the Participant and (if any) his or her legal spouse. Such payment shall be made on or about the first day of the third month following the Participant’s death; provided, that the Plan Administrator in its sole discretion may delay payment of the benefit described in this paragraph for a period not to exceed one hundred eighty (180) days, in order to resolve any dispute arising over the proper identity of the parties entitled to receive such payment.
8.02 Death Benefit After Commencement of Benefits. In the event a Participant dies after the commencement of benefit payments, but prior to the completion of all such payments due and owing hereunder, the Corporation shall continue to make such payments, in installments over the remainder of the period specified in Exhibit A hereof, as if the Participant had survived. Such continuing payments shall be made to the Participant’s designated beneficiary in accordance with the last such designation received by the Corporation from the Participant prior to his or her death. If no such designation has been received by the Corporation, such payments shall be made to the Participant’s surviving legal spouse. If such spouse dies before receiving all payments to which he or she is entitled hereunder, then payments shall continue, for the remainder of the payment period, to such person or persons, including his or her estate, as he or she may designate in the last beneficiary designation received by the Corporation from such spouse prior to his or her death. If the Participant is not survived by a legal spouse, or if such spouse shall fail to so appoint, then said payments shall be made to the then living children of the Participant, if any, in equal shares. If there are no surviving children, the payments will be made to the estate of the later to die of the Participant and (if any) his or her legal spouse. Such continuing payments shall commence as of the first day of the first month following the Participant’s death.

ARTICLE NINE
9.01 Termination Benefits. In the event the Participant’s relationship with the Corporation and all Affiliates terminates for any reason other than death, Disability or for cause, the Corporation shall pay to the Participant a Termination Benefit upon the Separation from Service. The amount payable shall be equal to the Participant’s vested Account as of the date of the Separation from Service and shall be payable in equal annual installments for the period of time selected by the Participant in Exhibit B (Participation Agreement) attached hereto. Such payments shall commence no later than ninety (90) days following the Participant’s Separation from Service.
In the event the Participant is a Specified Employee (as previously defined herein) such payment shall not begin before the date that is six (6) months after the date that the Participant experiences a Separation from Service (other than due to the Participant’s death or Disability). In the event a Participant who is a Specified Employee has elected to receive benefits under this Plan in annual installment payments, such installments that would normally be paid during the six (6) months following the date that the Participant experiences a Separation from Service, shall be accumulated and paid to such Participant (or in the event of his death, to his estate) no earlier than the first day of the seventh (7th) month following the date of such Participant’s Separation from Service.
9.02 Termination for Cause. Termination “for cause” shall mean (i) conviction of robbery, bribery, extortion, embezzlement, fraud, grand larceny, burglary, perjury, income tax evasion, misapplication of company funds, false statements in violation of 18 U.S.C. Sec. 1001, and any other felony that is punishable by a term of imprisonment of more than one year, or (ii) any breach of the participant‘s duty of loyalty to the corporation, any acts of omission in the performance of his company duties not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction in the performance of his company duties from which the participant derived an improper personal benefit. In the event the Participant’s relationship with the Corporation and all Affiliates is terminated for cause, no benefits of any kind will be due or payable under the terms of the Plan and such Participant’s Account (less such Participant’s interest in the Account attributable to deferrals) shall be forfeited.
ARTICLE TEN
10.01 Application for Unforeseeable Emergency Distribution. In the event a Participant incurs an unforeseeable emergency, as defined in Paragraph 10.03, such Participant may apply to the Plan Administrator for an unforeseeable emergency distribution. After a Participant’s death, his or her beneficiary may apply for an unforeseeable emergency distribution, and references herein to the Participant shall include the beneficiary. The Plan Administrator shall consider the circumstances of each such case, and the best interests of the Participant and his or her family, and shall have the right, in its sole discretion, to allow such application, in full or in part, or to refuse to make an unforeseeable emergency distribution.
10.02 Amount of Distribution. In no event shall the amount of any unforeseeable emergency distribution exceed the amount that is reasonably necessary to satisfy the emergency need. Whether a Participant is faced with an unforeseeable emergency is to be determined based on the relevant facts and circumstances of each case, but, in any such case, a distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. Payment of any such distribution shall be made within thirty (30) days following the determination that a distribution will be permitted under this Article 10.

10.03 Unforeseeable Emergency. For purposes of this Article, an “unforeseeable emergency” means: (a) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)); (b) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
10.04 Further Deferrals. A Participant who receives an unforeseeable emergency distribution shall be prohibited from making deferrals under Paragraph 1.02 for the remainder of the Calendar Year in which the distribution is made and for the next succeeding Calendar Year.
10.05 Rules Adopted by Plan Administrator. The Plan Administrator shall have the authority to adopt additional rules relating to unforeseeable emergency distributions. In administering these rules, The Plan Administrator shall act in accordance with the principle that the primary purpose of this Plan is to provide additional retirement income, not additional funds for current consumption.
10.06 Limit on Number of Distributions Due to Unforeseeable Emergency. No Participant may receive more than one unforeseeable emergency distribution in any Calendar Year
10.07 In-Service Distribution. At the time of completing an “Election of Deferral”, a Participant may elect to receive an In-Service Distribution, so long as such Distribution specifies a date of distribution or prescribes a fixed schedule of distributions.
10.08 Timing of Distribution. An In-Service Distribution shall be made (or in the case of a schedule, commence) on the date elected by the Participant. In all cases, such date elected must be before the Normal Retirement Date.
10.09 Amount of In-Service Distribution. The amount of an In-Service Distribution shall in any event be specified by the Participant, up to one hundred percent (100%) of the amounts deferred by the Participant under Paragraph 1.02 hereof, plus any investment gains or losses attributable thereto.
ARTICLE ELEVEN
11.01 Beneficiary Designation. The Participant shall have the right, at any time, to submit in substantially the form attached hereto as Exhibit C, a written designation of primary and secondary beneficiaries to whom payment under this Plan shall be made in the event of his or her death prior to complete distribution of the benefits payable. Each beneficiary designation shall become effective only when receipt there of is acknowledge in writing by the Corporation. The Corporation shall have the right, in its sole discretion, to reject any beneficiary designation which is not in substantially the form attached hereto as Exhibit C. Any attempt to designate a beneficiary, otherwise than as provided in this Article, shall be ineffective.
ARTICLE TWELVE
12.01 No Trust Created. Nothing contained in this Plan, and no action taken pursuant to its provisions by any individual shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Corporation and any other individual.

12.02 Benefits Payable Only From General Corporate Assets: (Unsecured General Creditor Status of Participant). (a) Payments to the Participant or any beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Corporation; and no individual shall have any interest in any such asset by virtue of any provision of this Plan. The Corporation’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any individual acquires a right to receive payments from the Corporation under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Corporation; no such individual shall have or acquire any legal or equitable right, interest or claim in or to any property or assets of the Corporation. (b) In the event that, in its discretion, the Corporation purchases an insurance policy or policies insuring the life of a Participant (or any other property), to allow the Corporation to recover or meet the cost of providing benefits, in whole or in part, hereunder, no Participant or beneficiary shall have any rights whatsoever therein or in the proceeds therefrom. The Corporation shall be the sole owner and beneficiary of any such insurance policy or property and shall possess and may exercise all incidents of ownership therein.
12.03 No Contractual Relationship. Nothing contained herein shall be construed to be a contract for personal services for any term of years, or as conferring upon the Participant the right to continue to render services to the Corporation in his or her present capacity or in any capacity. It is expressly understood that this Plan relates to the payment of deferred compensation for the Participant’s services, payable after such Participant’s relationship with the Corporation terminates, and is not intended to be a personal services contract.
12.04 Interests Not Transferable. No Participant or beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part of all of the interest otherwise distributable hereunder. No such Plan interest shall be subject to seizure by any creditor of any such Participant or beneficiary, by any proceeding at law or in equity, nor shall such interest be transferable by operation of law in the event of bankruptcy, insolvency or death of the Participant or beneficiary. Any such attempted assignment shall be void. No such right, benefit or interest shall be liable for or subject to the debts, contracts, liabilities, or torts of the individual entitled to such benefits, including claims for alimony, support, or separate maintenance by the spouse or ex-spouse of the Participant. If a Participant should become insolvent or bankrupt, or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to benefits under this Plan, such Participant’s interest in the Plan, in the discretion of the Plan Administrator, shall be extinguished. In such event, the Plan Administrator in its sole discretion may hold or apply the interest at issue, or any part thereof, for the benefit of such Participant, such Participant’s spouse, or such Participant’s beneficiary, in such manner as the Plan Administrator in its sole discretion may deem proper. Notwithstanding the generality of the foregoing, the Corporation shall have the unrestricted right to set off against or recover out of any payments or benefits becoming payable to or for the benefit of a Participant, at the time such payments or benefits otherwise become payable hereunder, any amounts owed or owing to the Corporation by such Participant.
12.05 Indemnification Against Third Party Claims. Each Participant, by executing a Participation Agreement and becoming a Participant hereunder, acknowledges and agrees to indemnify and hold the Corporation harmless from and against any damages, losses and expenses (including without limitation litigation costs incurred by the Corporation in connection with the administration of the Plan) arising from third-party claims disputes involving such Participant’s Plan interest (including without limitation, tax liens and levies, creditors’ claims, garnishment and bankruptcy proceedings, and proceedings in domestic relations court).
12.06 Hold Harmless of Corporate Agents. The Corporation, and its directors, officers and employees, shall be free from liability, joint or several, for personal acts, omissions, and conduct, and for the acts, omissions and conduct of duly appointed agents, in the administration of this Plan so long as taken in good faith.

12.07 Taxes; No Guarantee of Tax Consequences. The Corporation shall be entitled to withhold and remit any federal, state and local taxes from any distribution (including any interest earned) made hereunder which such Corporation believes are necessary, appropriate, or required by relevant law, regulation or ruling. The Corporation makes no representation, warranty or guarantee of any federal, state or local tax consequences of participation in the Plan to any Participant or beneficiary thereof, or any personal representative or attorney-in-fact for any such Participant or beneficiary.
ARTICLE THIRTEEN
13.01 Claim Procedure. A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Corporation, setting forth his or her claim. The request must be addressed to the Board.
13.02 Claim Decision. Upon receipt of a claim, the Corporation shall advise the Claimant that a reply will be forthcoming within ninety (90) days and the Plan Administrator shall, in fact, deliver such reply within such period. The Plan Administrator may, however, extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Plan Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:
i The specific reason or reasons for such denial;
ii Specific reference to pertinent provisions of this Plan on which such denial is based;
iii A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary;
iv Appropriate information as to the steps to he taken if the Claimant wishes to submit the claim for review; and
v The time limits for requesting a review under subsection iii and for review under subsection iv hereof.
13.03 Request for Review. Within sixty (60) days after receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Corporation review the Plan Administrator’s determination. Such request must be addressed to the Secretary of the Corporation at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Corporation. If the Claimant does not request a review of the determination within such sixty (60)-day period, he or she shall be barred and estopped from challenging the determination.

13.04 Review of Decision. Within sixty (60) days after the Corporation’s receipt of a request for review, it will review the Plan Administrator’s determination. After considering all materials presented by the Claimant, the Corporation will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60)-day time period be extended, the Corporation will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.
13.05 Effect of Reviewed Decision. A final decision by the Corporation, made following a review conducted in accordance with the provisions of Paragraph 13.04 hereof, shall be final, conclusive and binding on the Claimant, such Claimant‘s dependents and/or beneficiaries, and such Claimants heirs and assigns.
ARTICLE FOURTEEN
14.01 Amendment. This Plan may be amended or terminated by the Corporation at any time, without notice to or consent of any person. Any such amendment or termination shall take effect as of the date specified therein and, to the extent permitted by law, may have retroactive effect. However, no such amendment or termination shall reduce (i) the amount then credited to the Participant’s Account, or (ii) his or her vested percentage under Paragraph 3.01. If the Plan is terminated, benefits will be distributed in accordance with Article Six hereof. Any other provision of this Plan to the contrary notwithstanding, the Plan may be amended by the Corporation at any time, and retroactively if required to the extent that, in the opinion of the Corporation, such amendment is needed to ensure that the Plan will be characterized as a plan maintained principally for a select group of management or highly compensated employees, as described in sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or to conform the Plan to the requirements of any applicable law, including ERISA and the Code. No such amendment shall be considered prejudicial to any interest of a Participant or beneficiary hereunder.
ARTICLE FIFTEEN
15.01 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the addressee’s last known address as shown on the records of the Corporation. The date of such mailing shall be deemed the date of notice consent or demand. Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.
ARTICLE SIXTEEN
16.01 Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Plan Administrator may, in its discretion, make such distribution (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Plan Administrator, the Corporation and Plan from further liability on account thereof.

ARTICLE SEVENTEEN
17.01 Board Authority. The Board shall have full power and authority to interpret, construe, and administer this Agreement and the Board’s interpretations and constructions thereof, and actions thereunder, including any valuation of a Participant’s Account or the amount or recipient of any distribution to be made therefrom, shall be binding and conclusive on all persons for all purposes, subject to the terms and conditions of Article Twelve. No member of the Board shall be liable to any person for any action taken or admitted in connection with the interpretation and administration of this Agreement unless attributable to their willful misconduct or lack of good faith.
ARTICLE EIGHTEEN
18.01 Governing Law. The Plan and the rights and obligations of all persons hereunder shall be governed by and construed in accordance with the laws of the State of Ohio, other than its laws regarding choice of law, to the extent that such state law is not preempted by federal law.
18.02 Entire Agreement. This Plan instrument, and Exhibits A, B and C (incorporated herein by reference) represent the entire agreement and understanding between the Corporation and those individuals having or acquiring an interest hereunder. Accordingly, all prior or contemporaneous oral statements and writings hereby are superseded.
18.03 Transition Relief for Payment Election. A Participant may no later than December 31, 2008, or such date as permitted under Code Section 409A, elect to change the time or form of payment to a date otherwise permitted for such payment; provided, however, that no amount subject to the election shall be otherwise payable in the year in which the election is made and that such election shall not cause an amount to be paid in the year of election what would not otherwise be payable in such year. This Paragraph 18.03 is intended to comply with Internal Revenue Service Notice 2006-79, as modified and superseded by Internal Revenue Service Notice 2007-86, and any other guidance issued under Code Section 409A.
18.04 Pre-2005 Deferrals. Any amounts deferred and any earning thereon in taxable years beginning before January 1, 2005 under the Plan shall be exempt from the application of Section 409A of the Code.
18.05 Code Section 409A Compliance. This Plan is intended to be operated in compliance with the provisions of Code Section 409A (including any rulings or regulations promulgated thereunder). In the event that any provision of this Plan fails to satisfy the provisions of Code Section 409A, such provision shall be reformed so as to comply with Code Section 409A and to preserve as closely as possible the intention of the Corporation in maintaining the Plan; provided that, in the event it is determined not to be feasible to so reform a provision of this Plan as it applies to a payment or benefit due to a Participant or his or her Beneficiary(ies), such payment shall be made without complying with Code Section 409A.

IN WITNESS WHEREOF, the Corporation has executed this Plan as of the day and year above first written.

KEITHLEY INSTRUMENTS, INC.
By:	/s/ Mark J. Plush
Title: Vice President and Chief Financial Officer
Date: December 31, 2008